UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 9, 2013

SEACOR Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12289	13-3542736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida	33316
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(954) 523-2200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.       Termination of a Material Definitive Agreement.

On August 9, 2013, SEACOR Holdings Inc. (the "Company") voluntarily reduced the committed amount under its Revolving Credit Facility Agreement dated as of November 3, 2006, as amended pursuant to Amendment No. 1 dated July 3, 2007 (the "Credit Agreement"), to zero and, in effect, terminated the Credit Agreement. The Credit Agreement provided for a $360.0 million unsecured revolving credit facility that matures in November 2013. No amount is currently outstanding under such facility and the Company did not expect to borrow under such facility prior to its maturity. Consequently, the Company reduced the committed amount thereunder to zero to avoid paying a commitment fee based on the unfunded portion of the committed amount.

The Credit Agreement was made by and among (1) the Company as the "Borrower", (2) DnB NOR Bank ASA ("DnB NOR"), Nordea Bank Norge ASA, Grand Cayman Branch ("Nordea"), The Governor and Company of the Bank of Scotland ("Bank of Scotland") and Fortis Capital Corp., a corporation organized under the laws of the State of Connecticut ("Fortis"), as mandated lead arrangers, (3) DnB Nor and Nordea, as Bookrunners, (4) DnB NOR, as facility agent (the "Facility Agent"), (5) Nordea, as syndication agent, (6) Bank of Scotland, as structuring agent, (7) Fortis, as documentation agent and (8) the banks and financial institutions whose names and addresses are set out in Schedule A to the Credit Agreement. The original Credit Agreement was filed with the Securities and Exchange Commission (the "Commission") on November 7, 2006 as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 and Amendment No. 1 thereto was filed with the Commission on July 10, 2007 as Exhibit 10.1 to the Company's Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

By: /s/ Paul L. Robinson

Name:	Paul L. Robinson

Title:	Senior Vice President, General Counsel
and Secretary

Date:  August 13, 2013